Exhibit 10.23

[REDACTED] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined that certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type of information that the company treats as private and confidential.

KOITO MANUFACTURING CO., LTD.	TEL : (81)3-3447-5171
4-8-3, TAKANAWA, MINATO-KU, TOKYO, 108-8711 JAPAN	FAX : (81)3-3447-5173

April 14th, 2020

Subject: Supplier on Board Agreement

Cepton Technologies, Inc. (“Cepton”) has been chosen to supply LiDAR technology licenses and components to Koito Manufacturing Co., Ltd. (“Koito”) for the [REDACTED] General Motors [REDACTED] Program (“Program”).

Koito Manufacturing will issue supplier requirements documentation and official sourcing documentation at a later date, according to internal program development milestones.

Koito and Cepton will work in collaboration to support General Motor’s UC LiDAR development timeline, concurrently. Koito will provide any pertinent accompanying sourcing documentation to Cepton to support on-going development for this program.

OEM:	General Motors
Koito Manufacturing Location:	Shizuoka, Japan
Model Year and Program/Platform Name:	[REDACTED]
OEM Manufacturing Location:	[REDACTED]
Start of Production:	May 2023
End of Production:	December 2027
Part Number:	[REDACTED]
Usage Per Vehicle:	1 unit
Average Daily Production Volume:	[REDACTED]
Maximum Daily Production Volume:	[REDACTED]
Development Start Date:	January 15th, 2020

Koito hereby authorizes Cepton to share this Agreement or its contents with Cepton’s suppliers that (i) have a need to know such information for purposes of submitting pricing quotations related to this Program, and (ii) have entered into a confidentiality agreement with Cepton that would protect the disclosure of this information.

Sincerely,

KOITO MANUFACTURING CO., LTD.

/s/ Takayuki Katsuda
Takayuki KATSUDA
Director and Managing Corporate Officer